Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Dividend Increases Eleven Percent at Six Flags

Annualized Cash Dividend Increases from $2.80 to $3.12 per Share

GRAND PRAIRIE, Texas - February 7, 2018 - Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that its board of directors declared a first quarter cash dividend of $0.78 per share of common stock payable March 5, 2018, to shareholders of record as of February 19, 2018. The new dividend represents an 11 percent increase on an annualized basis, and a 22 percent increase compared to the same period in 2017.
“Six Flags’ cash flow will benefit greatly from the recently enacted tax reform, and we are using a portion of the savings to reward our shareholders with a higher dividend” said Marshall Barber, Chief Financial Officer. “In addition to investing in our employees and world-class theme parks, we remain committed to growing our attractive dividend by high-single digit increases for years to come.”
This represents the eighth consecutive year the company has raised its dividend since it was initiated in 2010.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 20 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.